Exhibit 99

Contact
Julie H. Craven
507-437-5345
media@hormel.com

MegaMex Foods Adds Wholly Guacamole® and
Other Products to Mexican Foods Portfolio

CHINO, Calif. (July 21, 2011) — MegaMex Foods LLC, a joint venture between Hormel Foods Corporation (NYSE: HRL) and Herdez Del Fuerte, S.A. de C.V., today announced it has entered into a definitive agreement to acquire 100 percent of Fresherized Foods.

Fresherized Foods produces Wholly Guacamole®, Wholly Salsa® and Wholly Queso® products. Annual sales are expected to be about $140 million. The transaction is expected to close in August 2011; terms are not disclosed.

Wholly Guacamole® is the leading brand of prepared guacamole in the United States. Guacamole and other 100-percent real avocado products continue to grow in popularity with supermarket and restaurant consumers due to their great flavor and nutritional attributes. Fresherized Foods uses High-Pressure Processing (HPP), an all-natural, U.S. Department of Agriculture-approved process that uses high water pressure technology to protect the avocado product. HPP implements the highest standards of food safety without using preservatives or compromising the great taste and nutritional value of the avocado product.

“Expanding our portfolio of products with these new items continues to enhance the position of MegaMex Foods as a one-stop-shop for Mexican foods,” said Enrique Hernández-Pons Torres, chairman of the board of MegaMex Foods. “This acquisition is another example of our continued focus on building the platform of Mexican foods we offer.”

“Guacamole continues to build in popularity among consumers, not only as a nutritious and flavor-enhancing dip, but also as a sandwich spread,” said Luis G. Marconi, managing director at MegaMex Foods. “We look forward to adding these products to our portfolio, and leveraging our Mexican food focus to expand their presence in the marketplace.”

“This transaction further demonstrates the clear commitment of the MegaMex Foods partners to become the U.S. leader in Mexican food,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods. “The addition of the exciting, on-trend Wholly Guacamole®, Salsa® and Queso® products will bring excellent new flavors and varieties to our growing roster of Mexican-inspired brands and products.”

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

About Herdez Del Fuerte

Herdez Del Fuerte, based in Mexico City, is a leading manufacturer and marketer of consumer-branded food and beverages in Mexico and the United States. The company has a strong product portfolio mainly based in tomato, fruit, vegetable, jalapeño, mole sauce, coffee and tuna products marketed under highly recognized and valued brands, including HERDEZ®, DEL FUERTE®, DOÑA MARÍA®, LA VICTORIA®, NAIR®, EMBASA®, BÚFALO®, LA GLORIA®, CARLOTA® and BLASÓN®, among others. Herdez Del Fuerte also markets and distributes products from affiliated companies such as Hormel Alimentos, McCormick de México and Barilla México. To fulfill its retail and foodservice customer and consumer needs, Herdez Del Fuerte operates seven manufacturing facilities and seven distribution centers across Mexico with more than 6,000 employees. Herdez Del Fuerte is a joint venture between Grupo Herdez, S.A.B. de C.V., and Grupo KUO, S.A.B. de C.V. For more information, visit http://www.grupoherdez.com.mx and http://www.kuo.com.mx.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 33-39 in the Hormel Foods Corporation Form 10-Q for the quarter ended May 1, 2011, which was filed with the SEC on June 10, 2011, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”